Filed Pursuant to Rule 424(b)(3)

File No. 333-190397

LAKELAND INDUSTRIES, INC.

SUPPLEMENT NO. 5 TO

PROSPECTUS DATED AUGUST 29, 2013

THE DATE OF THIS SUPPLEMENT IS APRIL 9, 2014

On April 2, 2014, Lakeland Industries, Inc. filed the attached Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2014

__________________________________________

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 27, 2014, Lakeland Industries, Inc.’s (the “Company”) China subsidiary, Weifang Lakeland Safety Products Co., Ltd (“WF” or “Borrower”), and Weifang Rural Credit Cooperative Bank (“WRCCB” or “Lender”) completed an agreement to obtain a line of credit for financing in the amount RMB 8,000,000 (approximately USD $1,287,000). The Company intends to draw down most of the amount, if not all, within a relatively short period of time. Below is a summary of the material terms of the loan facility:

o	Amount of loan:	RMB 8,000,000
o	Life of loan:	Six months due September 27, 2014
o	Purpose of loan:	Purchase of materials.
o	Collateral is inventory owned by WF
o	Interest rate of loan and calculation:
o	Interest to be at 120% of the benchmark rate supplied by WRCCB (which is currently 5.6%).
o	Effective per annum interest rate: 6.72%;
o	Repayment of loan: within a six month period, optional payment periods, quarterly or monthly.
o	As of this date, no borrowings have been drawn down from this facility.
o	WRCCB has hired a professional firm to supervise WF’s inventory flow, which WF will pay yearly at a rate of RMB 40,000 (approximately US $6,450).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1    Loan Agreement, dated March 27, 2014, between the China subsidiary of Lakeland Industries, Weifang Lakeland Safety Products Inc., Ltd., and Weifang Rural Credit Cooperative Bank.

10.2    Summary of Exhibit 10.1 in English.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

/s/ Christopher J. Ryan
Christopher J. Ryan
Chief Executive Officer &
President

Date: April 2, 2014

EXHIBIT INDEX

Exhibit

Number	Description

10.1	Loan Agreement, dated March 27, 2014, between the China subsidiary of Lakeland Industries, Weifang Lakeland Safety Products Inc., Ltd., and Weifang Rural Credit Cooperative Bank.

10.2	Summary of Exhibit 10.1 in English.

Exhibit 10.1

潍坊市农村信用社贷款利率审查审批表
客户名称：潍坊雷克兰劳保用品有限公司
信贷产品名称	质押类订单融资授信	内部挂牌利率	70%
拟执行贷款利率：基准利率上浮20%
贷款执行利率低于挂牌利率的原因：
1，该企业为新拓展优质客户，已在我行开立外汇结算账户。
2，该公司经营效益好，拟与我行建立长期合作关系。
综上所述，申请给予该企业利率优惠，执行基准利率上浮20%，
调查人（签字）：牛清梅
2014年3月20日
公司业务部意见：
	同意	负责人签字：刘福建
2014年3月20日
县级行社审查部门意见：
审查人签字
部门责任人签字
2014年3月26日
县级行社贷审委意见：
	同意	贷审委主任签字：李伯金
2014年3月27日
决策人意见：
	同意	决策人签字：岳作民
2014年3月27日

Exhibit 10.2

Loan Agreement Summary

1.	Lender and borrower:

Borrower: Weifang Lakeland Safety Products Co., Ltd. (“WF”)

Lender: Weifang Rural Credit Cooperative Bank (“WRCCB”)

2.	The borrowing amounts limit: RMB 8 million, WF can select the borrowing amounts within RMB 8 million.

3.	Borrowing method: Trading financial, WF mortgaged inventory valued at RMB 18,357,925 to the bank. The bank hired a professional firm to supervise WF’s inventory flow, which WF will pay at a yearly rate of RMB 40,000.

4.	Interest: Interest based on 120% of the benchmark rate. Payment requirements (ex. monthly, quarterly, etc.) will be decided at contract signing.

5.	Borrowing period: up to six months. The longest borrowing period is six months, WF can select the borrowing period (ex. three months, six months, etc.)